UNITED STATES

			   SECURITIES AND EXCHANGE COMMISSION

				  Washington, D.C.  20549

					     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.

				Commission File Number: 0-2052

				   GODDARD INDUSTRIES, INC.
		(Exact name of registrant as specified in its charter)


		705 PLANTATION STREET, WORCESTER, MA 01605 (508) 852-2436 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

				Common Stock, $0.01 par value
		(Title of each class of securities covered by this Form)


						None
		(Titles of all other classes of securities for which a duty
		     to file reports under Section 13(a) or15(d)remains)

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

	Rule 12g-4(a)(1)(i) [ X ]   			Rule 12h-3(b)(1)(ii) [ X ]
	Rule 12g-4(a)(1)(ii)[ X ]			Rule 12h-3(b)(2)(i)  [   ]
	Rule 12g-4(a)(2)(i) [   ]			Rule 12h-3(b)(2)(ii) [   ]
	Rule 12g-4(a)(2)(ii)[   ]			Rule 15d-6           [   ]
	Rule 12h-3(b)(1)(i) [ X ]


            Approximate number of holders of record as of the certification or notice date: 169.

            Pursuant to the requirements of the Securities Exchange Act of 1934, Goddard Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 29, 2003       GODDARD INDUSTRIES, INC.


                              By:/s/ Salvatore J. Vinciguerra
					Name:  Salvatore J. Vinciguerra
					Title:    President and Chief Executive Officer